SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
                       (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. __)*


                             Telocity Delaware, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     87971D
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)

                  Rule 13d-1(c)

                  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                          (Continued on following pages)



                               Page 1 of 19 Pages


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 2 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital, L.P. ("August I")
                      Tax ID Number:  94-3228541
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       12,081,406 shares, except that August Capital Management, L.P.
           OWNED BY EACH                      ("ACM"), the general partner of August I, may be deemed to have sole
             REPORTING                        voting power, and John Johnston ("Johnston"), David F. Marquardt
              PERSON                          ("Marquardt"), and Andrew S. Rappaport ("Rappaport"), the members of
               WITH                           ACM,  may be  deemed  to have  shared  power to vote  these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              12,081,406 shares, except that ACM, the general partner of August I, may be deemed to have sole dispositive power, and Johnston, Marquardt, and
                                              Rappaport, the members of ACM, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       12,081,406
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.38%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 3 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Strategic Partners, L.P. ("Partners I")
                      Tax ID Number:  94-3228637
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       419,766 shares,  except that ACM, the general partner of  Partners  I,
           OWNED BY EACH                      may be deemed to have sole  voting  power,  and Johnston, Marquardt, and
             REPORTING                        Rappaport,  the  members  of ACM,  may be deemed to have  shared power to
              PERSON                          vote such shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              419,766 shares, except that ACM, the general partner of Partners I, may be deemed to have sole dispositive power, and Johnston, Marquardt, and
                                              Rappaport, the members of ACM, may be deemed to have shared power to dispose of such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       419,766
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.50%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 4 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Associates, L.P. ("Associates I")
                      Tax ID Number:  94-3228636
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       616,533 shares,  except that ACM, the general partner of  Associates  I,
          OWNED BY EACH                       may be deemed to have sole voting power,  and Johnston, Marquardt, and
             REPORTING                        Rappaport,  the  members  of ACM,  may be deemed to have shared power to
               PERSON                         vote such shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              616,533 shares, except that ACM, the general partner of Assocaites I, may be deemed to have sole dispositive power, and Johnston, Marquardt, and
                                              Rappaport, the members of ACM, may be deemed to have shared power to dispose of such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       616,533
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.73%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 5 of 19 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Management, L.L.C. ("ACM")
                      Tax ID Number:  94-3228539
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       13,117,705  shares,  of  which  12,081,406  shares  are  directly owned by
           OWNED BY EACH                      August I, 419,766 shares are directly  owned by Partners I, and 616,533
             REPORTING                        are directly owned by Associates I.  ACM, the general partner of
              PERSON                          August I, Partners I, and Associates I, may be deemed to have sole
               WITH                           power   to  vote   these   shares. Johnston,  Marquardt, and
                                              Rappaport, the members of ACM, may  be deemed to have shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              13,117,705 shares, of which 12,081,406 shares are directly owned by August
                                              I, 419,766 are directly owned by Partners I, and 616,533 shares are directly owned by Associates I. ACM, the general partner of August I,
                                              Partners I, and Associates I, may be deemed to have sole power to dispose of these shares. Johnston, Marquardt, and Rappaport, the members of ACM, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       13,117,705
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.61%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 6 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital II, L.P. ("August II")
                      Tax ID Number:  94-3303776
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF
                SHARES               5        SOLE VOTING POWER
             BENEFICIALLY                     1,812,977 shares, except that August Capital Management II, L.L.C.
             OWNED BY EACH                    ("ACM II"), the general partner of August II, may be deemed to have
               REPORTING                      sole voting power,  and Johnston,  Marquardt,  Rappaport,  and  Anker,
                PERSON                        the members of ACM II, may be deemed to have shared power to vote these
                 WITH                         shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,812,977 shares, except that ACM II, the general partner of August II, may be deemed to have sole dispositive power, and Johnston, Marquardt,
                                              Rappaport, and Anker, the members of ACM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,812,977
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.16%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 7 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Strategic Partners II, L.P. ("Partners II")
                      Tax ID Number:  94-3312511
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       95,420 shares,  except that ACM II, the general partner  of  Partners  II,
          OWNED BY EACH                       may be deemed  to have  sole  voting power, and Johnston, Marquardt,
             REPORTING                        Rappaport,  and  Anker,  the  members  of ACM II, may be deemed to have
              PERSON                          shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              95,420 shares, except that ACM II, the general partner of Partners II, may be deemed to have sole dispositive power, and Johnston, Marquardt,
                                              Rappaport, and Anker, the members of ACM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       95,420
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.11%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 8 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Management II, L.L.C. ("ACM II")
                      Tax ID Number:  94-3303773
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,908,397 shares, of which 1,812,977 shares are directly owned by
           OWNED BY EACH                      August II, and 95,420 shares are directly owned by Partners II.  ACM
             REPORTING                        II, the general partner of August II and Partners II, may be deemed to
              PERSON                          have sole power to vote these shares.  Johnston, Marquardt, Rappaport,
               WITH                           and Anker,  the members of ACM II,
                                              may be deemed to have shared power
                                              to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,908,397 shares, of which 1,812,977 shares are directly owned by August
                                              II, and 95,420 shares are directly owned by Partners II. ACM II, the general partner of August II and Partners II, may be deemed to have sole power to dispose of these shares. Johnston, Marquardt, Rappaport, and
                                              Anker, the members of ACM II, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,908,397
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.27%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 9 of 19 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      John Johnston ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       6,800 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH
                                              15,026,102 shares, of which 12,081,406 shares are directly owned by August
                                              I, 419,766 shares are directly owned by Partners I, 616,533 shares are directly owned by Associates I, 1,812,977 shares are directly owned by
                                              August II, and 95,420 shares are directly owned by Partners II. Johnston is a member of ACM, the general partner of August I, Partners I and
                                              Associates I, and a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              6,800 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              15,026,102 shares, of which 12,081,406 shares are directly owned by August
                                              I, 419,766 shares are directly owned by Partners I, 616,533 shares are directly owned by Associates I, 1,812,977 shares are directly owned by
                                              August II, and 95,420 shares are directly owned by Partners II. Johnston is a member of ACM, the general partner of August I, Partners I and
                                              Associates I, and a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to dispose of these shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       15,032,902
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.89%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 10 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       6,800 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           15,026,102 shares, of which 12,081,406 shares are directly owned by August
                                              I, 419,766 shares are directly owned by Partners I, 616,533 shares are directly owned by Associates I, 1,812,977 shares are directly owned by
                                              August II, and 95,420 shares are directly owned by Partners II. Marquardt is a member of ACM, the general partner of August I, Partners I and
                                              Associates I, and a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              6,800 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              15,026,102 shares, of which 12,081,406 shares are directly owned by August
                                              I, 419,766 shares are directly owned by Partners I, 616,533 shares are directly owned by Associates I, 1,812,977 shares are directly owned by
                                              August II, and 95,420 shares are directly owned by Partners II. Marquardt is a member of ACM, the general partner of August I, Partners I and
                                              Associates I, and a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       15,032,902
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.89%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 11 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew S. Rappaport ("Rappaport")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           15,026,102 shares, of which 12,081,406 shares are directly owned by August
                                              I, 419,766 shares are directly owned by Partners I, 616,533 shares are directly owned by Associates I, 1,812,977 shares are directly owned by
                                              August II, and 95,420 shares are directly owned by Partners II. Rappaport is a member of ACM, the general partner of August I, Partners I and
                                              Associates I, and a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              15,026,102 shares, of which 12,081,406 shares are directly owned by August
                                              I, 419,766 shares are directly owned by Partners I, 616,533 shares are directly owned by Associates I, 1,812,977 shares are directly owned by
                                              August II, and 95,420 shares are directly owned by Partners II. Rappaport is a member of ACM, the general partner of August I, Partners I and
                                              Associates I, and a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       15,026,102
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.88%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 12 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew Anker ("Anker")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)     X
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       6,800 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,908,397 shares, of which 1,812,977 are directly owned by August II and
                                              95,420 are directly owned by Partners II. Anker is a member of ACM II, the general partner of August II and Partners II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              6,800 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,908,397 shares, of which 1,812,977 are directly owned by August II and
                                              95,420 are directly owned by Partners II. Anker is a member of ACM II, the general partner of August II and Partners II, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,915,197
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.28%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 13 of 19 Pages
----------------------------------------------------------                     --------------------------------------


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Telocity Delaware, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  10355 N De Anza Boulevard
                  Cupertino, California 95014

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------


                  This statement is filed by August Capital, L.P., a Delaware limited partnership ("August I"),
                  August Capital Strategic Partners, L.P., a Delaware limited partnership ("Partners I"), August
                  Capital Associates, L.P., a Delaware limited partnership ("Associates I"), August Capital
                  Management, L.L.C., a Delaware limited liability company ("ACM"), August Capital II, L.P., a
                  Delaware limited partnership ("August II"), August Capital Strategic Partners II, L.P., a
                  Delaware limited partnership ("Partners II"), August Capital Management II, L.L.C. a Delaware
                  limited liability company ("ACM II"), John Johnston ("Johnston"), David F. Marquardt
                  ("Marquardt"), Andrew S. Rappaport ("Rappaport") and Andrew Anker ("Anker"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  ACM is the general partner of August I, Partners I and Associates I, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August I, Partners I and Associates I. Johnston, Marquardt, and Rappaport are the managing members of ACM, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by August I, Partners I and Associates I.


                  ACM II is the general partner of August II and Partners II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August II and Partners II.
                  Johnston, Marquardt, Rappaport and Anker are the managing members of ACM II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by August II and Partners II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  August Capital
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, California 94025


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 14 of 19 Pages
----------------------------------------------------------                     --------------------------------------

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  August I, Partners I, Associates I, August II and Partners II are Delaware limited partnerships. ACM and ACM II are Delaware limited liability companies. Johnston, Marquardt, Rappaport and Anker are
                  United States Citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  87971D

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a)      Amount beneficially owned:
                                    -------------------------

                                    See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:
                                    ----------------

                                    See Row 11 of cover page for each Reporting Person.

                           (c)      Number of shares as to which such person has:
                                    --------------------------------------------

                                    (i)     Sole power to vote or to direct the vote:
                                            ----------------------------------------

                                            See Row 5 of  cover  page  for  each Reporting Person.

                                    (ii)    Shared power to vote or to direct the vote:
                                            ------------------------------------------

                                            See Row 6 of  cover  page  for  each Reporting Person.

                                    (iii)   Sole power to dispose or to direct the disposition of:
                                            -----------------------------------------------------

                                            See Row 7 of  cover  page  for  each Reporting Person.

                                    (iv)    Shared power to dispose or to direct the disposition of:
                                            -------------------------------------------------------

                                            See Row 8 of cover page for each Reporting Person



----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 15 of 19 Pages
----------------------------------------------------------                     --------------------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of August I, Partners I,
                  Associates I, August II and Partners II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  ON BY THE PARENT HOLDING COMPANY:
                  ---------------------------------

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable



----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 16 of 19 Pages
----------------------------------------------------------                     --------------------------------------


                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 2001

Entities:         August Capital, L.P.
                  August Capital Strategic Partners, L.P.
                  August Capital Associates, L.P.
                  August Capital II, L.P.
                  August Capital Strategic Partners II, L.P.
                  August Capital Management, L.L.C.
                  August Capital Management II, L.L.C.

                                                                       By:/s/ Mark G. Wilson
                                                                          -----------------------
                                                                       Mark  G.  Wilson,  Attorney-in-Fact  for the
                                                                       above listed entities

Individuals:      John Johnston
                  David F. Marquardt
                  Andrew S. Rappaport
                  Andrew Anker
                                                                       By:/s/ Mark G. Wilson
                                                                          -----------------------
                                                                       Mark  G.  Wilson,  Attorney-in-Fact  for the
                                                                       above listed individuals



----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 17 of 19 Pages
----------------------------------------------------------                     --------------------------------------

                                  EXHIBIT INDEX
                                                                                                 Found on
                                                                                               Sequentially
Exhibit                                                                                        Numbered Page
-------                                                                                        -------------

Exhibit A:  Agreement of Joint Filing                                                               18

Exhibit B:  Reference to Mark G. Wilson as Attorney-in-Fact                                         19




----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 18 of 19 Pages
----------------------------------------------------------                     --------------------------------------





                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Telocity Delaware, Inc.
shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated February 13, 2001

Entities:         August Capital, L.P.
                  August Capital Strategic Partners, L.P.
                  August Capital Associates, L.P.
                  August Capital II, L.P.
                  August Capital Strategic Partners II, L.P.
                  August Capital Management, L.L.C.
                  August Capital Management II, L.L.C.

                                                              By:/s/ Mark G. Wilson
                                                                 -----------------------
                                                              Mark  G.  Wilson,   Attorney-in-Fact  for  the  above
                                                              listed entities


Individuals:      John Johnston
                  David F. Marquardt
                  Andrew S. Rappaport
                  Andrew Anker

                                                              By:/s/ Mark G. Wilson
                                                                 -----------------------
                                                              Mark  G.  Wilson,   Attorney-in-Fact  for  the  above
                                                              listed individuals




----------------------------------------------------------                     --------------------------------------
CUSIP NO.     87971D                                              13 G                  Page 19 of 19 Pages
----------------------------------------------------------                     --------------------------------------


                                    EXHIBIT B

                 Reference to Mark G. Wilson as Attorney-in-Fact

Mark G. Wilson has signed the enclosed documents as Attorney-in-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.




